Exhibit Item 28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Clipper Fund, Inc.:

We consent to the use of our report dated February 21, 2012 incorporated by reference in this Registration Statement of Clipper Fund, Inc. and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP
/s/ KPMG LLP

Denver, Colorado
April 26, 2012